Exhibit 99.1

MULTIMEDIA GAMES HOLDING COMPANY, INC.	PRESS RELEASE
For more information contact:
Adam Chibib	Joseph N. Jaffoni
Chief Financial Officer	Richard Land
Multimedia Games Holding Company, Inc.	J C I R
512-334-7500	212-835-8500 or mgam@jcir.com

MULTIMEDIA GAMES FISCAL 2012 SECOND QUARTER DILUTED EPS RISES
TO $0.24 ON 31.2% REVENUE INCREASE TO $39.5 MILLION

- 730 New Revenue Units Deployed in Q2 Including 472 Sold and
258 Net Additions to Installed Base -

- Generates $23.7 Million in Cash from Operations and Free Cash Flow of $12.2 Million -

AUSTIN, Texas, May 3, 2012 – Multimedia Games Holding Company, Inc. (Nasdaq: MGAM) (“Multimedia Games” or the “Company”) today reported operating results for its fiscal 2012 second quarter ended March 31, 2012, as summarized below:

Summary of 2012 Q2 Results
(In millions, except per share and unit data)

	Three Months Ended March 31,
	2012	2011
Revenue	$39.5	$30.1
EBITDA (1) (2)	$18.2	$14.1
Net income (2)	$6.8	$1.2
Diluted earnings per share	$0.24	$0.04

New units sold (Multimedia Games’ proprietary units)	472	240

Average participation installed units (3):
Domestic	9,721	8,690
International	1,816	4,499
Quarter-end participation installed units (3):
Domestic	9,891	8,853
International	1,281	4,551

(1)
EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization, and accretion of contract rights.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.

(2)	EBITDA and net income for the three-month period ended March 31, 2011 includes a pre-tax charge of approximately $0.2 million primarily related to certain facilities in Alabama.

(3)	International participation installed units reflect placements in Mexico.

Patrick Ramsey, President and Chief Executive Officer of Multimedia Games, commented, “Our second quarter results reflect strong domestic unit sales and gaming operations revenue growth, as total revenues rose 31% year over year despite an aggregate $1.8 million decline in deferred revenues and revenues from operations in Mexico.  The Company’s operating performance was driven by successful execution against key strategic initiatives such as refreshing our installed base with high-performing games, growing our installed base in existing and new markets, expanding the number of markets into which we can sell and/or place units and maintaining our focus on operating discipline.  We are also beginning to benefit from operating leverage in our business as growth in operating income and net income significantly outpaced revenue growth.  As a result, Multimedia Games recorded strong quarterly unit sales, its sixth consecutive quarter of domestic installed base growth, tenth consecutive quarter of operating income growth, and triple-digit net income and diluted EPS growth.”

Mr. Ramsey continued, “We generated strong results from our operations in Oklahoma, primarily reflecting solid operating performance at our largest customer’s facilities.  In addition, domestic gaming operations revenues from outside of Oklahoma grew 78% year over year, reflecting a 52% year-over-year increase in our non-Oklahoma installed base as well as an increase in our daily win per unit.  Further, strength in existing New York video lottery terminal facilities along with the addition of Resorts World New York continues to boost revenues from our operation of the New York Lottery’s central determinant system.

“Our newest products continue to gain acceptance in a growing range of markets as customers increasingly recognize the value of our high-performing games.  During the quarter, we deployed 730 new revenue units, including the sale of 472 units in 11 jurisdictions and the net addition of 258 units to our domestic installed base.  The total new revenue units deployed in the fiscal 2012 second quarter grew 10% on a quarterly sequential basis and 73% year over year.  We seek to extend our product success with the recent introduction of the High Rise Games™ series, our first premium participation games.  As of March 31, 2012 we had 11 High Rise Games installed on a daily fixed fee basis at six casinos in four markets and early performance results are very encouraging.”

Ramsey concluded, “Multimedia Games has established a strong foundation which we believe can create long-term value for our shareholders.  While visibility is somewhat limited given our recent entrance into several new markets, we are raising our diluted EPS outlook for fiscal 2012 to a range of $0.72-$0.76 which represents substantial growth over our fiscal 2011 diluted EPS of $0.20.”

Summary of Fiscal 2012 Second Quarter Operating Results
Multimedia Games’ fiscal 2012 second quarter revenue rose 31.2%, or $9.4 million, to $39.5 million, compared to revenue of $30.1 million in the fiscal 2011 second quarter.  Fiscal 2012 second quarter revenue included approximately $29.0 million from gaming operations and approximately $10.1 million from gaming equipment and system sales, compared with $23.4 million in revenue from gaming operations and $6.4 million from gaming equipment and system sales in the year-ago period.

Gaming operations revenue in the fiscal 2012 second quarter grew 24.0% to $29.0 million reflecting year-over-year improvements in substantially all of the domestic markets where Multimedia Games has recurring revenue placements, which more than offset the $1.1 million year-over-year decline in revenue from the Company’s operations in Mexico.  The primary driver of the increase in gaming operations revenue was a 1,031 unit, or 11.9%, increase in the Company’s average installed base for the fiscal 2012 second quarter compared to the fiscal 2011 second quarter.  On a quarterly sequential basis, the domestic average installed base rose 215 units, or 2.3%, with unit growth across the Company’s domestic markets including Oklahoma, California and the Midwest region.  Fiscal 2012 second quarter revenue also benefitted from an 89.8%, or $1.9 million, year-over-year rise in revenues related to the Company’s operation of the central determinant system for the New York Lottery.

Gaming equipment and system sales in the fiscal 2012 second quarter increased 57.4% to $10.1 million, from $6.4 million in the prior-year period.  During the quarter, the Company recorded revenue of $8.5 million related to the sale of 472 new units and $0.7 million in revenue related to parts and equipment sales, compared to $4.2 million in revenue related to the sale of 240 new proprietary units and $0.6 million related to parts and equipment sales in the year-ago period.  Multimedia Games sold units into eleven markets, including Wisconsin and North Dakota for the first time, while Washington and California remained the Company’s largest markets for new unit sales with a total of 302 units sold and markets such as Louisiana, Connecticut and Indiana also gained additional traction.  There was $0.9 million and $1.6 million of deferred revenues for the sale of player stations and a system in a prior-year period recognized in the fiscal 2012 and fiscal 2011 second quarter periods, respectively.

Other revenue, primarily comprised of service revenue, was approximately $0.4 million in the fiscal 2012 second quarter compared to $0.3 million in the fiscal 2011 second quarter.

Total operating expenses for the fiscal 2012 second quarter rose $4.1 million, or 14.2%, to $32.9 million, and operating margin improved to 16.9% in the quarter compared to 4.5% a year ago.  Total cost of goods sold increased by $0.7 million in connection with higher sales volumes in the quarter relative to the prior-year period.  Selling, general and administrative (“SG&A”) expenses rose 39.6%, or $3.7 million, to $13.1 million, primarily reflecting higher payroll-related costs, higher variable compensation, and higher costs for marketing, licensing, and product testing.  SG&A for the fiscal 2012 and fiscal 2011 second quarter periods include non-cash stock compensation costs of approximately $1.0 million and $0.5 million, respectively.  Depreciation and amortization fell to $9.5 million from $10.3 million in the prior-year period and research and development of $3.9 million in fiscal 2012 second quarter compares to $3.2 million in the prior-year period.

Reflecting strong year-over-year growth in revenues across the Company’s business during the fiscal 2012 second quarter, operating income rose to $6.7 million and Multimedia Games reported net income of $6.8 million, or $0.24 per diluted share, compared to net income of $1.2 million, or $0.04 per diluted share, in the fiscal 2011 second quarter.

For the fiscal 2012 second quarter, net capital expenditures were $11.5 million compared to $7.1 million a year ago, reflecting the increase in the domestic installed base during the quarter and continued updates to the installed base.

Balance Sheet Drives Investment Opportunities
The Company’s cash position grew approximately $4.0 million on a quarterly sequential basis to $57.7 million as fiscal 2012 second quarter cash from operations rose 91.3% year over year to $23.7 million, more than offsetting $13.2 million in placement fees to the Chickasaw Nation related to the previously announced long-term extension of several unit placement agreements.  As of March 31, 2012, Multimedia Games was in a net cash position (total cash in excess of total debt) of $22.2 million compared with net cash of $17.7 million as of December 31, 2011, and net debt of $13.5 million as of March 31, 2011.  The fiscal 2012 second quarter represents the thirteenth consecutive quarter Multimedia Games has grown net cash or reduced net debt.

The Company generated free cash flow of $12.2 million in the fiscal 2012 second quarter compared to free cash flow of $5.3 million in the year-ago period.  Total cash generation in the quarter was $2.6 million compared to $6.8 million a year ago.

In the second quarter of fiscal 2012, the Company had no activity under its existing common stock repurchase plan.  Since the $15.0 million repurchase authorization in December 2010, the Company has purchased a total of 2.2 million shares at an average price of $5.36 per share and, as of March 31, 2012, had approximately $3.1 million remaining under the plan.

Adam Chibib, Chief Financial Officer, commented, “Our focus on profitable revenue growth and fiscal discipline continues to drive improvements in our financial foundation and provides the flexibility to invest in high-return opportunities such as the development of new products, the expansion of our domestic footprint and securing long-term unit placement extensions with our largest customer.  During the second quarter, we made significant investments in the expansion and refreshment of our installed base and we believe the strength of our game performance and fiscal 2012 second quarter financial results highlight the effectiveness of this strategy.  The Company’s balance sheet and financial position are stronger than ever and we are confident that our investments in expanding our workforce, the markets we can serve and in new game development will further solidify our foundation for long-term value creation.”

Updates Fiscal 2012 Outlook
Multimedia Games today noted that it expects fiscal 2012 total revenue in the range of $144 million to $147 million compared to fiscal 2011 total revenues of $127.9 million, and unit sales of approximately 1,650-1,700 new units representing year-over-year growth of between 43%-48%.  Reflecting these expectations, the Company today raised its fiscal 2012 diluted EPS outlook to a range of $0.72-$0.76, compared to its prior expectation of a range of $0.42-$0.45.

The Company expects its effective cash tax rate for the second half of fiscal 2012 to be in the range of 2%-5% and, reflecting the expectation that the remaining net operating loss carryforwards will be fully utilized by the end of fiscal 2012, the Company’s fiscal 2013 tax rate is expected to be in the range of 36%-40%.

Multimedia Games cautions that market dynamics are constantly changing and as such, actual results could vary materially from the expectations noted above based on various factors, such as changes in the Company’s markets, operations, regulatory requirements, and estimates and assumptions, and on the risk factors and other items as more fully described in the section below titled “Cautionary Language,” and in our publically-filed Form 10-K’s and Form 10-Q’s.

Definitions of “cash generation,” “free cash flow,” “net cash position” and “net capital expenditures”
Cash generation, free cash flow, net cash position and net capital expenditures are non-GAAP financial measures and there are no truly comparable GAAP financial measures.  Multimedia Games’ management tracks cash generation (which is cash flow from operating activities plus cash flows from investing activities), free cash flow (cash flow from operating activities less net capital expenditures), net cash position (cash and cash equivalents less long-term debt) and net capital expenditures (acquisitions of property and equipment and leased gaming equipment less transfer of leased gaming equipment to inventory) as relevant measures of the Company’s performance.  Cash generation, free cash flow, net cash position and net capital expenditures are not recognized financial measures under GAAP, but we believe that each is useful in measuring our operating performance.  Cash generation helps assess the performance of operations, manufacturing investments and includes the amounts received and paid for our development agreements.  We believe cash generation is a more comprehensive internal metric and more representative of our ability to pay down debt.  Free cash flow helps measure the efficiency of our capital expenditures.

2012 Second Quarter Conference Call and Webcast
Multimedia Games is hosting a conference call and webcast today, May 3, 2012, beginning at 9:00 a.m. ET (8:00 a.m. CT).  Both the call and the webcast are open to the general public.  The conference call number is 720-545-0001 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at http://ir.multimediagames.com/events.cfm.  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location at http://ir.multimediagames.com/events.cfm.

Product names mentioned in this release are trademarks of Multimedia Games, its affiliates or its wholly owned subsidiaries.

About Multimedia Games Holding Company, Inc.
Through its wholly owned subsidiaries, Multimedia Games Holding Company, Inc. (“Multimedia Games”) develops and distributes gaming technology.  The company is a creator and supplier of comprehensive systems, content and electronic gaming units for Native American gaming markets, as well as for commercial casinos and charity and international bingo markets.  Revenue is primarily derived from gaming units in operation domestically and internationally installed on revenue-sharing arrangements.  Multimedia Games also supplies the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.  The company is focused on pursuing market expansion and new product development for Class II, Class III and VLT markets.  Additional information may be found at www.multimediagames.com.

Cautionary Language
This press release contains forward-looking statements based on Multimedia Games' current expectations and projections, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words "believe", "expect", "continue", "intend", "plan", "seek", "estimate", project", "may", or the negative or other variations thereof or comparable terminology as they relate to Multimedia Games and its products, plans, and markets are intended to identify such forward-looking statements.  All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of Multimedia Games, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in Multimedia Games' performance to differ materially from those expressed or implied by such forward looking statements.  These risks and uncertainties include, but are not limited to, the ability of Multimedia Games to maintain strategic alliances, increase its unit placements, installations or installed-base, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, or have its games approved by relevant jurisdictions.  Other important risks and uncertainties that may affect the Company's business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections of Multimedia Games' Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and elsewhere in Multimedia Games' filings with the Securities and Exchange Commission.  All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized.  Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release.  Multimedia Games expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS As of March 31, 2012 and September 30, 2011 (In thousands, except share and per-share amounts) (Unaudited)
	March 31,	September 30,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$57,704	$46,710
Accounts receivable, net of allowance for doubtful accounts of $498 and $400, respectively	15,623	16,004
Inventory	9,751	7,291
Prepaid expenses and other	2,748	5,300
Current portion of notes receivable, net	13,315	14,280
Federal and state income tax receivable	125	142
Total current assets	99,266	89,727
Property and equipment and leased gaming equipment, net	49,339	47,399
Long-term portion of notes receivable, net	3,947	10,449
Intangible assets, net	38,472	28,395
Value added tax receivable, net of allowance of $860 and $817, respectively	3,213	2,787
Other assets	2,114	2,471
Total assets	$196,351	$181,228
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,700	$3,700
Current portion of capital leases	93	—
Accounts payable and accrued liabilities	25,698	25,855
Federal income tax payable	159	—
Deferred revenue	973	1,131
Total current liabilities	30,623	30,686
Long-term debt, less current portion	31,450	33,300
Capital leases, less current portion	239	—
Other long-term liabilities	618	679
Deferred revenue, less current portion	130	661
Total liabilities	63,060	65,326
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 35,496,927 and 34,559,522 shares issued, and 27,376,649 and 26,832,065 shares outstanding, respectively	355	346
Additional paid-in capital	101,547	95,063
Treasury stock, 8,120,278 and 7,727,457, common shares at cost, respectively	(62,048)	(60,164)
Retained earnings	93,709	81,109
Accumulated other comprehensive loss, net	(272)	(452)
Total stockholders’ equity	133,291	115,902
Total liabilities and stockholders’ equity	$196,351	$181,228

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three and Six Months Ended March 31, 2012 and 2011 (In thousands, except per-share amounts) (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
REVENUES:
Gaming operations	$29,043	$23,426	$53,944	$45,421
Gaming equipment and system sales	10,114	6,425	19,707	12,510
Other	375	275	676	802
Total revenues	39,532	30,126	74,327	58,733

OPERATING COSTS AND EXPENSES:
Cost of gaming operations revenue (1)	2,182	2,273	4,304	4,211
Cost of equipment and system sales	4,175	3,378	8,333	6,626
Selling, general and administrative expenses	13,099	9,382	24,651	20,762
Write-offs, reserves, impairment & settlement charges	-	203	-	203
Research and development	3,896	3,198	7,374	6,394
Amortization and depreciation	9,512	10,332	19,202	20,320
Total operating costs and expenses	32,864	28,766	63,864	58,516
Operating income	6,668	1,360	10,463	217

OTHER INCOME (EXPENSE):
Interest income	559	642	1,012	1,435
Interest expense	(357)	(813)	(729)	(1,648)
Other income	129	677	1,048	588
Income before income taxes	6,999	1,866	11,794	592
Income tax benefit (expense)	(181)	(686)	806	(786)
Net income (loss)	$6,818	$1,180	$12,600	$(194)
Basic earnings (loss) per common share	$0.25	$0.04	$0.46	$(0.01)
Diluted earnings (loss) per common share	$0.24	$0.04	$0.44	$(0.01)
Shares used in earnings (loss) per common share:
Basic	27,251	27,508	27,454	27,774
Diluted	28,655	28,339	28,577	27,774

(1)
Cost of revenues exclude depreciation and amortization of gaming equipment, content license rights and other depreciable assets, which are included separately in the amortization and depreciation line item.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six-Months Ended March 31, 2012 and 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net income (loss)	$12,600	$(194)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Amortization and depreciation	19,202	20,320
Accretion of contract rights	3,829	3,489
Share-based compensation	1,510	982
Other non-cash items	800	317
Interest income from imputed interest	(797)	(1,290)
Changes in operating assets and liabilities	491	1,543
NET CASH PROVIDED BY OPERATING ACTIVITIES	37,635	25,167
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and leased gaming equipment	(22,028)	(16,925)
Transfer of leased gaming equipment to inventory	2,496	643
Acquisition of intangible assets	(2,719)	(2,032)
Advances under development and placement fee agreements	(13,365)	(800)
Repayments under development agreements	7,479	7,084
NET CASH USED IN INVESTING ACTIVITIES	(28,137)	(12,030)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options, warrants and related tax benefit	4,983	2,022
Principal payments of long-term debt	(1,850)	(375)
Proceeds from capital lease	366	—
Principal payments of capital lease	(34)	—
Purchase of treasury stock	(1,884)	(6,292)
NET CASH USED IN FINANCING ACTIVITIES	1,581	(4,645)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(85)	427
Net increase in cash and cash equivalents	10,994	8,919
Cash and cash equivalents, beginning of period	46,710	21,792
Cash and cash equivalents, end of period	$57,704	$30,711

Reconciliation of U.S. GAAP Net income to EBITDA:

EBITDA is defined as earnings before net interest expense, income taxes, amortization, depreciation, and accretion of contract rights.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia Games believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia Games’ past financial performance, and provides useful information to the investor because of its historical use by Multimedia Games as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance.  However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia Games’ operating performance that is calculated in accordance with GAAP.  In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net income to EBITDA:
	For the Three Months Ended March 31,
	2012	2011
	(in thousands)
Net income	$6,818	$1,180
Add back:
Amortization and depreciation	9,512	10,332
Accretion of contract rights(1)	1,933	1,749
Interest expense (income), net	(202)	171
Income tax expense	181	686
EBITDA	$18,242	$14,118

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Operations.

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